Exhibit 10.36

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [***] has been excluded from the exhibit, because it is both not material and is the type of information that the Registrant treats as private or confidential.

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE ("First Amendment" or "this Amendment") is made as of this 6th day of December, 2021, by and between RIEMER & BRAUNSTEIN LLP, a Massachusetts limited liability partnership, as Sublandlord, and SELLAS LIFE SCIENCES GROUP, INC., a New York corporation, as Subtenant.

RECITALS:

A.Reference is made to a certain Sublease dated June 5, 2020, by and between Sublandlord and Subtenant (the "Sublease"), as modified by that certain Confirmation of Sublease Terms and Dates dated as of July 16, 2020, demising premises containing approximately 5,143 rentable square feet of space in Suite No. 2503 on the twenty-fifth (25th) floor of the building known as and numbered 7 Times Square, New York, New York (the "Building") pursuant to a certain Amended and Restated Lease dated December 31, 2013 (the "Lease"), made by and between Times Square Tower Associates LLC, a Delaware limited liability company as landlord (the "Landlord") and Sublandlord as tenant as described in the Sublease.

B.Sublandlord and Subtenant now desire to amend the Sublease pursuant to which Sublandlord shall lease to Subtenant and Subtenant shall lease from Sublandlord certain additional premises in the Building.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree that the Sublease is hereby amended as follows:

1.Capitalized Terms. All capitalized terms used but not defined in this Amendment shall have the same meanings given them in the Sublease.

2.Demise of Additional Premises. Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord additional premises containing approximately 3,312 rentable square feet located on the twenty-fifth (25th) floor of the Building located adjacent to the Sublet Premises substantially as shown on First Amendment Exhibit A, a copy of which is attached hereto and incorporated herein by reference (the "Additional Premises"). The demise of the Additional Premises to Subtenant shall be upon all of the same terms and conditions as set forth in the Sublease, except as otherwise expressly stated in this Amendment. The Sublease Commencement Date and Sublease Rent Commencement Date in respect of the Additional Premises shall be the date when all of the following have occurred: (i) Sublandlord and Subtenant shall have fully executed and delivered this Amendment, (ii) Landlord, Sublandlord and Subtenant shall have executed and delivered an Acceptable Consent in respect of the Additional Premises (with respect to such Acceptable Consent, (x) the terms and provisions of Section 25 of the Sublease shall be applicable, and (y) the form shall be acceptable if substantially in form and content similar to Landlord's Consent to Sublease dated June 15, 2020); (iii) Sublandlord shall have substantially completed Sublandlord's Work as defined below in this Amendment; (iv) Sublandlord delivers the Additional Premises to Subtenant vacant, broom clean and free of any occupancy; and (v) Sublandlord shall have given to Subtenant five (5) days' written notice that the foregoing conditions have been fulfilled and the date that the Sublet Premises shall be delivered to Subtenant. The term of the Sublease in respect of the Additional Premises shall expire on the Sublease Termination Date stated in the Sublease, on December 30, 2024. The original Sublet Premises and the Additional Premises together shall contain approximately 8,455 total rentable square feet.

3.Annual Rent in respect of the Additional Premises. Commencing as of the above- referenced Sublease Rent Commencement Date the Annual Rent in respect of the Additional Premises shall be as set forth below. In lieu of operating expense and real estate tax escalations, Subtenant has agreed to pay to Sublandlord an annual increase in the Annual Rent throughout the term of this Sublease in the amount of three percent (3.0%), which increase shall commence on the first (1st) anniversary of the Sublease Rent Commencement Date and on each anniversary of the Sublease Rent Commencement Date thereafter falling during the term of the Sublease, and is included in the calculation of the Annual Rent as set forth below.

Lease Year	Annual Rent	Monthly Payment
Sublease Rent Commencement Date - one day prior to the 1st anniversary of the Sublease Commencement Date	$192,096.00	$16,008.00
1st anniversary of the Sublease Rent Commencement Date - one day prior to the 2nd anniversary of the Sublease Rent Commencement Date	$197,858.88	$16,488.24
2nd anniversary of the Sublease Rent Commencement Date - one day prior to the 3rd anniversary of the Sublease Rent Commencement Date	$203,794.65	$16,982.89
3rd anniversary of the Sublease Rent Commencement Date - through Sublease Termination Date	$209,908.49	$17,492.37

4.     Electricity Component. Notwithstanding the terms and provisions of Section 7(i) of the Sublease, with respect to the Additional Premises, the Electricity Component shall be in addition to, and not included in, the Annual Rent in the figures shown in the above table at the rate of Three and 25/100 Dollars ($3.25) per square foot of the Additional Premises. For purposes of clarity, the Electricity Component shall increase the Annual Rent by $10,764.00 annually and $897.00 monthly.

5.Condition of the Additional Premises. Subtenant acknowledges that Subtenant has inspected the condition of the Additional Premises and has found them to be acceptable, and agrees, except as provided for below, to accept the Additional Premises in "AS IS" condition as of the date hereof, and that Sublandlord has made no representations, express or implied, with respect to the condition of the Sublet Premises or their suitability for Subtenant's use and occupancy. Except as expressly provided herein, Sublandlord shall have no obligation to prepare the Additional Premises for Subtenant's initial occupancy or otherwise to incur any cost with respect to Subtenant's initial occupancy. The foregoing notwithstanding, Sublandlord, at its own cost and expense, shall perform the following work ("Sublandlord's Work") to prepare the Additional Premises for Subtenant's occupancy (as shown conceptually on Exhibit A, annexed hereto): (i) demolish a portion of the existing demising wall separating the original Sublet Premises from the Additional Premises in two (2) locations to be mutually agreed upon; (ii) at sublandlord's option, construct a fill-in demising wall or fire-rated exit to separate the Additional Premises from the remainder of Sublandlord's premises on the twenty-fifth (25th) floor; and (iii) shampoo the carpet in the Additional Premises. Sublandlord shall perform Sublandlord's Work in such manner so as to minimize to the greatest extent reasonably practicable any interference with or disruption of Subtenant's use of the original Sublet Premises and the conduct of its business therein, understanding that there will have to be construction in a portion of the original Sublet Premises requiring Sublandlord's unfettered access to the original Sublet Premises for that purpose, provided that there shall be no diminution of Annual Rent or other charges in respect of the original Sublet Premises by reason of the performance of Sublandlord's Work. Sublandlord shall perform, or cause to be performed, Sublandlord's Work in a good and workerlike manner, in material compliance with all applicable Legal Requirements, including without limitation the Americans with Disabilities Act of 1990, as amended. The term "substantially completed" or words of similar import shall mean the date when Sublandlord's Work is completed in material compliance with all applicable Legal Requirements other than minor or insubstantial details of construction, including without limitation, touch up painting and patching and minor items of decoration, finish, detail and/or mechanical adjustment, if any (so-called "punchlist items"). Within twenty (20) days after the Sublease Commencement Date, Subtenant shall give written notice to Sublandlord specifying any punchlist items remaining to be completed, timely notice being of the essence hereof. Sublandlord, at its expense, shall have thirty (30) days from the date that Subtenant notifies Sublandlord of such punchlist items to complete such punchlist items. Notwithstanding the foregoing or any other provision in the Sublease or this Amendment to the contrary, Sublandlord shall guaranty, to the extent only of any warranty coverage that Sublandlord may obtain form its contractor, that Sublandlord's Work shall be free from defects in materials and labor for a period of not less than three (3) months from the Sublease Commencement Date and if there exists any such defects in Sublandlord's Work, Subtenant shall send written notice to Sublandlord specifying such defects in Sublandlord's Work not later than three (3) months after the Sublease Commencement Date, timely notice being of the essence hereof. Sublandlord shall be responsible, at its sole cost and expense, for the correction of any such defects with respect to which it received timely notice from Subtenant.

6.Use of Sublandlord's FF&E. Subtenant shall have the right to use Sublandlord's existing furniture, fixtures and equipment (the "FF&E") enumerated on Exhibit Band now located in the Additional Premises without charge to Subtenant. During the term of the Sublease through the Sublease Termination Date Subtenant shall keep and maintain Sublandlord's FF&E in good condition and repair, subject to reasonable wear and tear and/or damage due to fire or other casualty and any other matter that is not the responsibility of Subtenant under the Sublease. Subtenant may request that Sublandlord remove certain items of the FF&E identified by Subtenant at least 30 days prior to the Sublease Commencement Date. On or before the Sublease Termination Date Subtenant shall remove its own property from the entirety of the Sublet Premises (including the Additional Premises) and surrender the FF&E located in the Additional Premises to Sublandlord along with the Sublet Premises (including the Additional Premises).

7.Security Deposit. There shall be no increased Security Deposit for the Additional Premises, provided, however, the Sublease is hereby amended by deleting in its entirety Section 3(iii) thereof.

8.No Brokerage. Each party represents to the other that no broker participated in the negotiations leading to the consummation of this First Amendment to Sublease except Aidan Campbell of Colliers International (Sublandlord's Broker) and Abe Laifer and Benjamin Blumenthal of Noah & Co. (Subtenant's Broker) (collectively, the "Brokers"). Each party agrees to indemnify and hold the other party harmless from and against any claim or demand of any other broker or agent who claims that he/she represented that party in this transaction. Upon complete execution of the First Amendment to Sublease and Landlord's written approval thereof, Sublandlord shall pay the commission due the Brokers according to a separate agreement. Sublandlord shall hold Subtenant harmless from and against any claim of nonpayment made by each of the aforesaid Brokers. This section shall survive the expiration or early termination of the Sublease.

9.Counterparts. Anything to the contrary set forth in the Sublease to the contrary notwithstanding, this Amendment may be executed in multiple counterpart copies and each such copy shall be deemed an original and fully effective copy of this Amendment. Electronic signature (by .pdf, facsimile or DocuSign) shall be deemed originals and may be enforced as if an original agreement.

10.Except as otherwise expressly set forth herein, in all other respects the Sublease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Sublease, as amended hereby.

[Signatures on following page.]

THIS FIRST AMENDMENT is executed as a sealed instrument as of the date first written above.

SUBLANDLORD:		SUBTENANT:

RIEMER & BRAUNSTEIN LLP		SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/ Steven J. Weinstein	By:	/s/ Angelos M. Stergiou
Name:	Steven J. Weinstein	Name:	Angelos M. Stergiou
Title:	Managing Partner	Title:	President and Chief Executive Officer
	hereunto duly authorized		hereunto duly authorized

EXHIBIT A

Additional Premises
[***]

EXHIBIT B
FF&E
1. 7 Times Square - Inventory List

a.Riemer & Braunstein I Sellas Life Sciences I December 1, 2021

Office 1 (Stacy Goldstein)
4 conference room chairs
1 office-desk chair
1 round conf room table
1 office desk with small file cabinet beside desk
1 cabinets above desk, attached to wall
1 bulletin board on wall

Office 2 (Richard Lefkowitz)
4 conf chairs
1 small conf table
1 desk with small file cabinet beside desk
1 Upright shelving cabinet (without files)
1 bulletin board on wall

Office 3 (Julie Sobel)
1 guest chair
1 office chair
1 office desk with small file cabinet beside desk
1 file cabinet with shelving
1 bulletin board on wall

Office 4 (blank)
1 guest chair
1 office chair
1 office desk with small file cabinet beside desk 1 file cabinet with shelving
1 bulletin board on wall

Office 5 (blank)
1 office chair
1 office desk with small file cabinet beside desk 1 file cabinet with shelving
1 bulletin board on wall

Kitchen
1 Keurig
1 Microwave
1 Refrigerator
1 Dishwasher

Open space
1 chair
1 conf table with 5 chairs

IT room
5 large file cabinets